Exhibit 3

                                                                Execution Copy


          SHAREHOLDER AGREEMENT, dated as of May 18, 2001 (the "Agreement"), is by and among America Online, Inc., a Delaware corporation ("Parent"), IAN Acquisition ULC, a Nova Scotia unlimited liability company and an indirect wholly owned subsidiary of Parent ("Acquiror"), and the directors, officers and employees of InfoInterActive Inc., a corporation incorporated under the Business Corporations Act (Alberta) (the "Company"), who are signatories hereto (each, a "Shareholder").

          WHEREAS, Parent, Acquiror and the Company are, concurrently with the execution and delivery of this Agreement, entering into an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"; terms used without definition herein having the meanings assigned to them in the Acquisition Agreement), pursuant to which Acquiror agrees, among other things, to acquire all of the common shares of the Company ("Common Shares") pursuant to an arrangement (the "Arrangement") under the Business Corporations Act (Alberta);

          WHEREAS, as of the date hereof, each Shareholder beneficially owns the number of Common Shares and options, convertible securities and warrants to acquire Common Shares or other voting securities of the Company ("Exercisable Securities") set forth opposite such Shareholder's name on the signature pages hereto (such Common Shares and Exercisable Securities, such Shareholder's "Existing Securities" and together with any Common Shares or other voting securities of the Company, the beneficial ownership of which is acquired after the date hereof, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or otherwise or any other Exercisable Securities, collectively referred to herein as the "Securities"); and

          WHEREAS, as a condition to their willingness to enter into the Acquisition Agreement, Parent and Acquiror have required that each Shareholder agree, and each Shareholder has agreed, among other things, to vote in favor of the Arrangement and grant Parent an option to purchase all of the Securities owned by such Shareholder, on the terms and conditions provided for herein.

          NOW, THEREFORE, the parties hereto agree as follows:


                                  ARTICLE I

                Agreement to Vote; Proxy; Agreement to Tender.

          SECTION 1.01. Voting. Subject to the provisions of Article II, each Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called and at any adjournment thereof, or pursuant to any action by written consent, such Shareholder shall appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of establishing a quorum and (a) vote (or cause to be voted) all of its Securities in favor of the approval, adoption, consent and ratification of the Arrangement, the Acquisition Agreement, the Plan of Arrangement thereunder, the terms thereof and all the other transactions contemplated thereby (including but not limited to the

Tender Offer (as defined below)) (collectively, the "Transactions"); (b) vote (or cause to be voted) all of its Securities against any action or agreement that would delay, impede, interfere with or discourage the consummation of the Transactions or would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Acquisition Agreement or of such Shareholder under this Agreement; and (c) vote (or cause to be voted) all of its Securities against any of the following (other than the Acquisition Agreement, including as it may have been, or may have been proposed by Parent or Acquiror to be, amended) or the other
Transactions: (i) any extraordinary corporate transaction or agreement therefor, including without limitation any amalgamation, plan of arrangement, merger, consolidation, recapitalization, reorganization, takeover bid, share exchange, liquidation, dissolution, business combination or similar transaction involving the Company or its Subsidiaries (including a Competing Proposal), (ii) a Transfer of a material amount of assets of the Company or its Subsidiaries, (iii) any change in the majority of the Board of Directors of the Company, (iv) any change in the present capitalization of the Company,
(v) any amendment of the Company's Articles of Incorporation or By-laws, or
(vi) any other material change in the Company's corporate structure or business or change in any manner of the voting rights of the Common Stock (any matter under clauses (a), (b) or (c), a "Subject Proposal"). Each Shareholder shall not enter into any agreement or understanding with any person prior to the termination of this Agreement to vote in any manner inconsistent herewith.

          SECTION 1.02. Proxy. (a) During the time this Agreement is in effect, each Shareholder hereby irrevocably grants to, and appoints, and agrees from time to time to grant to, and appoint, Parent and Acquiror, or any of them, and any individual designated in writing by any of them, and each of them individually, as such Shareholder's proxy, agent and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote (or cause to be voted) its Securities, or grant a consent or approval in respect of its Securities, in each case, with respect to any Subject Proposal, in a manner consistent with Section 1.01 above.

          (b) Each Shareholder understands and acknowledges that Parent and Acquiror are entering into the Acquisition Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the proxy set forth in this Section 1.02 is given in connection with the execution of this Agreement, and that such proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Securities that would be inconsistent with the proxy granted pursuant to Section 1.02(a). Each Shareholder shall not hereafter, unless and until this Agreement terminates pursuant to Section 5.01 hereof, purport to vote (or execute a consent with respect to) its Securities with respect to any Subject Proposal (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any of its Securities to vote with respect to any Subject Proposal, deposit any of its Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote with respect to any such Subject Proposal, grant any proxy or give instructions with respect to the voting of such Securities with respect to any Subject Proposal.

          SECTION 1.03. Tender. Upon the election of Parent to make a tender offer for any Securities of the Company pursuant to Section 2.3 of the Acquisition Agreement (the "Tender Offer"), each Shareholder hereby agrees to validly tender (or cause the record owners to validly tender) to Parent or any Subsidiary of Parent making the Tender Offer, pursuant to and in accordance with the terms of the Tender Offer, as soon as practicable after commencement of the Tender Offer, but in no event later than five Business Days following the commencement of the Tender Offer, all of such Securities by physical delivery of the certificates therefor (or by book entry or appropriate instructions to brokers or custodians thereof, as the case may be) and to not withdraw such Securities, except following termination of the Tender Offer without the purchase by Parent or any of its Subsidiaries of Securities thereunder. Each Shareholder hereby acknowledges and agrees that Parent's (or any of its Subsidiary's) obligation to accept for payment and pay for such Securities shall be subject to the terms and conditions of the Tender Offer. Each Shareholder hereby permits Parent and Acquiror to publish and disclose in the documents required to be prepared, filed or delivered by applicable law in the Tender Offer and, if approval of the Company's shareholders is required under applicable law, the proxy statement and in any other public statement, its identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement.


                                  ARTICLE II

             Option To Purchase Securities; Assignment of Profit.

          SECTION 2.01. Grant of Option. Without limiting any other rights or remedies of Parent, each Shareholder hereby grants to Parent an irrevocable, unconditional option to purchase any or all of its Securities (such number of Securities to be determined in Parent's sole discretion), on the terms and subject to the conditions set forth herein (the "Option").

          SECTION 2.02. Exercise of Option. (a) The Option may be exercised by Parent, in whole or in part, at any time, or from time to time, and from any or all Shareholders, commencing upon the Exercise Date and prior to the Expiration Date.

          As used herein, the term "Exercise Date" means the first to occur of
(i) any event or condition as a result of which Parent would be entitled to terminate the Acquisition Agreement pursuant to Section 8.1(d) (provided that with respect to Section 8.1(d), at the time of such termination, a Competing Proposal has been publicly announced or is generally known by the Company's shareholders), Section 8.1(e), or Section 8.1(f) or otherwise to receive the Termination Fee pursuant to Section 8.3(b) of the Acquisition Agreement (in each case, whether or not the Acquisition Agreement is terminated) or (ii) with respect to the Option from any particular Shareholder, any material breach by such Shareholder of any provision of this Agreement.

          As used herein, the term "Expiration Date" means the first to occur of (i) the Effective Time, (ii) with respect to any particular Shareholder, receipt by such Shareholder of written notice of termination of this Agreement by Parent, or (iii) the date that is thirteen months from the date of termination of the Acquisition Agreement.

          (b) In the event Parent wishes to exercise the Option with respect to any Shareholder, Parent shall send a written notice to such Shareholder of its intention to so exercise the Option (a "Notice"), specifying the place, time and date of the closing (the "Option Closing") of such purchase (such date on which the Option Closing occurs, the "Option Closing Date"), which date shall not be less than two Business Days nor more than ten Business Days from the date on which a Notice is delivered; provided, that the Option Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, without limitation, the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Competition Act (Canada), as amended (the "Competition Act"), or the applicable rules or regulations of the stock exchanges on which the Common Shares are traded, including but not limited to the Toronto Stock Exchange, and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any Governmental Authority which prohibits delivery of such Shareholder's Securities (provided, however, that the parties hereto shall use their respective reasonable best efforts to have any such order, decree or injunction vacated or reversed); in the event the Option Closing is delayed pursuant to clause (i) or (ii) above, the Option Closing Date shall be within five Business Days following the cessation of such restriction, violation, potential violation, order, decree or injunction, as the case may be; provided, further, that, notwithstanding any prior Notice, Parent prior to the Option Closing shall be entitled to rescind any Notice and shall not be obligated to purchase any Securities in connection with such exercise upon written notice to such effect to such Shareholder.

          (c) At any Option Closing, such Shareholder shall deliver to Parent all of its Securities to be purchased by delivery of certificates or other instruments evidencing such Securities, properly endorsed by such Shareholder and accompanied by such stock powers and other documents as may be necessary to transfer record ownership of such Securities into Parent's name on the stock transfer books of the Company, together with evidence of payment of all applicable transfer and documentary stamp taxes and other fees; provided that with respect to a Shareholder's employee stock options (the "Employee Stock Option Securities") issued under the Company's February 10, 1999 Amended and Restated Stock Option Plan and January 3, 2000 Stock Option Plan, as amended (collectively, the "Stock Option Plans"), such Shareholder shall, at the request of Parent, exercise, simultaneously with the Option Closing, all Employee Stock Option Securities having an exercise price per Common Shares less than the Exercise Price (as defined below) and sell such Common Shares to Parent pursuant to the Option.

          SECTION 2.03.  Payments.

          (a) The purchase and sale of any Common Shares pursuant to Section
2.02 of this Agreement shall be at a purchase price per Common Share equal to the Consideration (as defined in the Acquisition Agreement) (the "Exercise Price"). At any Option Closing, Parent shall pay to the applicable Shareholder by wire transfer of immediately available funds to an account specified by such Shareholder an amount equal to the Exercise Price multiplied by the number of Common Shares purchased pursuant to this Article II.

          (b) In the event of a stock dividend or distribution, or any change in the Common Shares by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "Securities", whenever used in this Agreement, shall be deemed to refer to and include the Securities as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged. In such event, the amount to be paid per Security by Parent pursuant to this Section 2.03 shall be proportionately adjusted.

          SECTION 2.04. Assignment of Profit. From and after the Exercise Date and until the Expiration Date, each Shareholder hereby irrevocably assigns and agrees to pay to Parent any and all amounts received by such Shareholder in excess of the Exercise Price in respect of each of its Securities in any sale, transfer, pledge, encumbrance, assignment or other disposition of, or execution of any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition (including but not limited to by way of amalgamation, plan of arrangement, takeover bid, merger, consolidation, recapitalization or any other similar transaction) of, any of its Securities or any interest therein (collectively, a "Transfer"), whether or not in violation of Section 4.01(b) and whether or not in connection with a Competing Proposal or any acquisition by a person or group in a single transaction or a series of related transactions after the date hereof. Upon the consummation of a Transfer, such Shareholder shall pay Parent by wire transfer of immediately available funds to an account specified by Parent an amount in cash equal to the excess of the price per share paid in such Transfer over the Exercise Price multiplied by the Securities Transferred.


                                 ARTICLE III

                        Representation And Warranties.

          SECTION 3.01. Representation and Warranties of Parent. Parent hereby represents and warrants to each Shareholder that Parent has the corporate power and authority to enter into this Agreement and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

          SECTION 3.02. Representations and Warranties of the Shareholder. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent and Acquiror as follows:

          (a) Ownership of Securities and Options. Such Shareholder (or accounts or trusts controlled or beneficially owned by such Shareholder) is the record and beneficial owner of the Existing Securities set forth opposite its name on the signature pages hereto. To such Shareholder's knowledge, the Existing Securities are, and the Common Shares upon issuance or receipt will be, validly issued, fully paid and nonassessable. On the date hereof, the Existing Securities constitute all of the Securities owned of record or beneficially by such Shareholder. Such Shareholder has, with respect to the Existing Securities, or ill have, with respect to any other Securities, sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of its Securities, with no restrictions, subject to applicable securities laws, on such Shareholder's voting power or rights of disposition pertaining thereto. On the date hereof, such Shareholder has, and at all times during the term hereof and on the date of any Option Closing hereunder, such Shareholder will have with respect to its Securities to be sold on such date, good, valid and marketable title to its Securities, free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever (other than the encumbrance created by this Agreement), and shall not be subject to any preemptive right of any shareholder of the Company. The sale of the Securities of such Shareholder to Parent hereunder will transfer to Parent good, valid and marketable title to such Securities, free and clear of all claims, liens, encumbrances, security interests, rights of first refusal and charges of any nature whatsoever.

          (b) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement, including, without limitation, power and authority to sell, assign, transfer and deliver its Securities to Parent pursuant to the terms and conditions of this Agreement, except with respect to Employee Stock Option Securities, subject to the rules of the Toronto Stock Exchange, the consent of the shareholders and directors of the Company and the terms of the applicable Stock Option Plan. The execution, delivery and performance of this Agreement by such Shareholder have been duly and validly authorized and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

          (c) No Conflicts. Except for (i) filings under the Competition Act and the HSR Act, if applicable, (ii) compliance with the applicable requirements of the Legislation, and (iii) with respect to Employee Stock Option Securities, the consent of the Toronto Stock Exchange and the other consents required by the applicable Stock Option Plan, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and
(B) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its properties or assets may be bound or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of its properties or assets.

          (d) No Claims. Such Shareholder in its capacity as a shareholder, director, officer or employee of the Company or in any other capacity, has no knowledge of any Claims (as defined hereinafter) that he, she or it may have against the Released Parties (as defined hereinafter).

          (e) No Group. Such Shareholder is acting individually and not as part of a "group" as defined in the U.S. Securities Exchange Act of 1934, as amended.


                                  ARTICLE IV

                     Certain Covenants of the Shareholder

          SECTION 4.01. Certain Covenants of the Shareholder. Such Shareholder hereby covenants and agrees as follows:

          (a) No Solicitation. Such Shareholder shall not, and shall not authorize or permit any shareholder, director, officer, employee, Affiliate, representative or agent of such Shareholder to, directly or indirectly, (i) solicit, facilitate, initiate, entertain, encourage or take any action to facilitate, initiate, entertain or encourage any inquiries or communications or the making of any proposal or offer that constitutes or may constitute a Competing Proposal or a sale of any of its Securities or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any person concerning any possible Competing Proposal or a sale of any of its Securities or any inquiry or communication which might reasonably be expected to result in a Competing Proposal or a sale of any of its Securities. If such Shareholder or any representative or agent of such Shareholder receives an inquiry or proposal with respect to any Competing Proposal or any sale of its Securities, then such Shareholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Such Shareholder shall, and shall cause its representatives or agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, nothing herein shall in any way restrict or limit such Shareholder from taking any action in his capacity as a director or officer of the Company to fulfill his duties and fiduciary obligations as a director or officer of the Company in a manner consistent with the terms of the Acquisition Agreement.

          (b) Restriction on Transfer, Proxies and Non-Interference. Such Shareholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) Transfer any of its Securities or any interest therein, (ii) grant any proxies with respect to any of its Securities or deposit any of its Securities into a voting trust or enter into a voting agreement with respect to any of its Securities, or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement. Any action described in the foregoing clauses (i) through (iii) in violation of this Agreement shall be void ab initio.

          (c) Legending of Certificates; Nominees Securities. If requested by Parent, such Shareholder agrees to submit to the Company contemporaneously with or as promptly as practicable following such request all certificates representing its Securities so that the Company may note thereon a legend, in form and substance reasonably satisfactory to Parent, referring to the proxy and other rights granted to Parent by this Agreement. If any of the Securities beneficially owned by such Shareholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee", and, as to such Securities, "Nominee

Securities"), such Shareholder shall, within five days following such request by Parent execute and deliver to Parent a limited power of attorney, in form and substance reasonably satisfactory to Parent, enabling Parent to require the Nominee to (i) grant to Parent an irrevocable proxy to the same effect as
Section 1.02 hereof with respect to the Nominee Securities held by such Nominee, and (ii) submit to the Company the certificates representing such Nominee Securities for notation of the above-referenced legend thereon, and
(iii) tender such Nominee Securities in the Tender Offer pursuant to Section
1.03 hereof.

          (d) Additional Securities. Such Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Securities acquired by such Shareholder, if any, after the date hereof.

          (e) Cooperation. Such Shareholder will not take any action, which could reasonably (i) result in any restriction on or delay in the consummation of the transactions contemplated by the Acquisition Agreement (including but not limited to the Arrangement or any other Transaction), the Related Agreements or this Agreement or (ii) render any of such transactions undesirable or impractical for Parent.

          (f) Dissenter's Rights. Such Shareholder agrees that it will not exercise any right to dissent or any similar rights of appraisal, which it may have under any applicable Law with respect to any transaction contemplated by the Acquisition Agreement or any Related Agreement.

          SECTION 4.02. Release. Effective as of the Effective Time and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, such Shareholder on its behalf and on behalf of its (i) heirs, executors, administrators, agents, successors and assigns or (ii) predecessors, Subsidiaries, Affiliates and other related entities, as well as any current or former benefit plan administrators and trustees, officers, directors, shareholders or members (whether their ownership interests are held directly or indirectly), partners, agents, attorneys, employees, successors and assigns (the "Releasor Persons"), as applicable, hereby releases, waives and discharges Parent, Acquiror and the Company, and their respective Affiliates, officers, directors, shareholders, agents, successors and assigns (collectively, the "Released Parties"), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, known or unknown, in law or equity (each, a "Claim" and, collectively, the "Claims"), arising from the Releasor's relationship with the Company prior to and including the date of the consummation of the Arrangement or the Tender Offer, as the case may be, or arising under any legislation (including but not limited to the Labor Standards Code and the Human Rights Act) or otherwise, or the Releasor's status as a shareholder, director, officer or employee of the Company prior to and including the date of the consummation of the Arrangement or the Tender Offer, as the case may be, except for any Claim (i) for Parent's breach of this Agreement, (ii) for compensation owed to an employee or director in the ordinary course under existing employment agreements, (iii) for professional fees owed to advisors, lawyers and other professionals in the ordinary course under existing arrangements with them, or (iv) with respect to each Shareholder who is an officer or a director of the Company, for breach of the rights of indemnification pursuant to Section 7.15 of the Acquisition Agreement.

          SECTION 4.03. Stop Transfer Order. In furtherance of this Agreement, each Shareholder hereby authorizes and directs the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of its Existing Securities (and that this Agreement places limits on the voting and transfer of such Securities).

          SECTION 4.04. Public Announcements. Each Shareholder shall consult with Parent before issuing, and shall first provide Parent the reasonable opportunity to review and comment upon, any press release or other public statements by such Shareholder with respect to the existence or terms of this Agreement, the Acquisition, the Arrangement and the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of Parent, except to the extent necessary in response to a judicial or similar investigative inquiry (including a discovery request in a lawsuit), in which case such Shareholder shall make such disclosure pursuant thereto only after first providing reasonable notice to Parent and affording Parent the opportunity to seek to limit, prevent or protect such disclosure.

          SECTION 4.05. Reasonable Best Efforts; Further Assurances. (a) Each Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Arrangement and the other Transactions.

          (b) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such further actions as Parent or Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Acquisition Agreement and the other Related Agreements.

          SECTION 4.06. Cooperation as to Regulatory Matters. If so requested by Parent, promptly after the date hereof, each Shareholder will use its reasonable best efforts to, and cause the Company (if required) to, make all filings, which are required under the Competition Act, the HSR Act, the Legislation or other applicable Laws, and to seek all regulatory approvals required in connection with the Transactions. Each Shareholder shall furnish all such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any Governmental Authority, including, without limitation, filings under the provisions of the Competition Act, the HSR Act, the Legislation or other applicable Laws. Each Shareholder shall supply, and use its reasonable best efforts to cause the Company to supply, to Parent copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) with Governmental Authorities with respect to this Agreement and the transactions contemplated hereby.


                                  ARTICLE V

                                 Miscellaneous

          SECTION 5.01. Termination; Survival of Representations and Warranties. This Agreement shall terminate on the Expiration Date, and upon such termination, this

Agreement shall terminate and be of no further force and effect; provided that
(i) if the Option has been exercised prior to such date, Articles II, III, IV and V shall remain in effect until the Option Closing is completed, and (ii) if the Exercise Date has occurred and any agreement for a Transfer is entered into prior to the Expiration Date, Section 2.04 shall remain in effect with respect to such Transfer. The respective representations and warranties of the Shareholders and Parent contained in Article III or in any certificates or other documents delivered at or prior to any Option Closing shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and shall survive the termination of this Agreement for one year. The provisions of Section 4.02 shall terminate upon the termination of the Acquisition Agreement pursuant to the terms thereof but shall not terminate on or after the Effective Time of the Arrangement. The provisions of Articles IV (other than the provisions of Section 4.02) and Article V shall survive the termination of this Agreement indefinitely in accordance with their terms.

          SECTION 5.02. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 5.03. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

          if to Parent or Acquiror, to

               America Online, Inc.
               22000 AOL Way
               Dulles, VA  20166
               Tel:  (703) 448-8700
               Fax:  (703) 265-2996
               Attn:  Senior Vice President for Business Affairs

          with copies to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY  10017-3954
               Tel:  (212) 455-2000
               Fax:  (212) 455-2502
               Attn:  Peter Malloy, Esq.

          if to the Shareholders:

               to the addresses set forth opposite their names on the signature pages hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

          SECTION 5.04. Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement. Unless the context otherwise requires words of any gender include each other gender, and words using the singular or plural number also include the plural or singular number, respectively. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All references to currency herein are to United States dollars unless otherwise specified.

          SECTION 5.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 5.06. Entire Agreement. This Agreement (including any exhibits and schedules hereto) and the other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

          SECTION 5.07. Assignment. This Agreement may not and shall not be assigned by operation of Law or otherwise, except that Parent and Acquiror may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Any assignment in violation of this Agreement shall be void.

          SECTION 5.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 5.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 5.10. Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court sitting in the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Federal court sitting in the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

          SECTION 5.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 5.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, Parent, Acquiror and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.



                                 AMERICA ONLINE, INC.




                                 By:         /s/ Lynda Clarizio
                                     _____________________________________
                                     Name:  Lynda Clarizio
                                     Title:    Senior Vice President




                                 IAN ACQUISITION ULC



                                 By:         /s/ Roger B. Keating
                                     _____________________________________
                                     Name:  Roger B. Keating
                                     Title:    President









Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

1,044,321 Common Shares
and Employee Options to               /s/ William McMullin
acquire 135,000 Common               ____________________________________
Shares                               William McMullin


                                     Address for Notices:
                                     104 Rutledge Street
                                     Halifax, NS
                                     CANADA  B4A 1X8






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

22,000 Common Shares and
Employee Options to acquire
200,000 Common Shares                 /s/ Patricia Murphy Muzyk
                                     ____________________________________
                                     Patricia Murphy Muzyk


                                     Address for Notices:
                                     96 Meiseners Point Road
                                     RR#1 Boutiliers Point
                                     Halifax Reg. Municipality, NS
                                     CANADA  B0J 1G0






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

220,400 Common Shares and
Employee Options to acquire
125,000 Common Shares                 /s/ Michael Smith
                                     ___________________________________
                                     Michael Smith


                                     Address for Notices:
                                     1964 Rosebank Avenue
                                     Halifax, NS
                                     CANADA  B3H 4C7






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

Employee Options to acquire
140,000 Common Shares                 /s/ Steven Murphy
                                     __________________________________
                                     Steven Murphy


                                     Address for Notices:
                                     1777 Cambridge Avenue
                                     Halifax, NS
                                     CANADA  B3H 4A8






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

Employee Options to acquire
14,500 Common Shares                  /s/ Cheryl Hann
                                     _________________________________
                                     Cheryl Hann


                                     Address for Notices:
                                     6177 Willow Street
                                     Halifax, NS
                                     CANADA  B3K 1M4






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

Employee Options to acquire
13,000 Common Shares                  /s/ Lisa Hartling
                                     ________________________________
                                     Lisa Hartling


                                     Address for Notices:
                                     3208 Glendale Road
                                     Halifax, NS
                                     CANADA  B3L 3S3






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

Employee Options to acquire
17,910 Common Shares                  /s/ Liam Keast
                                     ________________________________
                                     Liam Keast


                                     Address for Notices:
                                     11 Valley Road
                                     Halifax, NS
                                     CANADA  B4A 1K6






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

Employee Options to acquire
39,983 Common Shares                  /s/ David Trueman
                                     ________________________________
                                     David Trueman


                                     Address for Notices:
                                     599 Tower Road
                                     Halifax, NS
                                     CANADA  B3H 2X6






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

Employee Options to acquire
1,125 Common Shares                   /s/ Eldon Olmstead
                                     ________________________________
                                     Eldon Olmstead


                                     Address for Notices:
                                     15 Leeward Avenue
                                     Hammonds Planes, Nova Scotia
                                     B3Z 1J9






Directors, Officers, Key Employees Shareholder Agreement

Existing Securities

Employee Options to acquire
8,600 Common Shares                   /s/ Brad Spencer
                                     ________________________________
                                     Brad Spencer


                                     Address for Notices:
                                     Apt 306, 7 Vimy Avenue
                                     Halifax, Nova Scotia
                                     CANADA B3M 4P9






Directors, Officers, Key Employees Shareholder Agreement